Exhibit 10.1
LOAN AGREEMENT

This LOAN AGREEMENT (the “Agreement”) is made as of this 16th day of April, 2012, by and among GREEN BALLAST, INC., a Delaware corporation (the “Company”), GREEN BALLAST LLC, a Tennessee limited liability company (“GBL”), and GEMINI MASTER FUND, LTD., a Cayman Islands corporation (“Gemini”, an together with GBL, “Lenders”).

W I T N E S S E T H:

WHEREAS, GBL is the holder of an 8% Senior Secured Note issued by the Company on or about April 15, 2011 in the original principal amount of $1,800,000 (“GBL Note”), and Gemini is the holder of an 8% Senior Secured Convertible Note issued by the Company on or about April 15, 2011 in the original principal amount of $1,800,000 (together with the GBL Note, the “2011 Notes”);

WHEREAS, the Company’s obligations under the Notes are secured by all the assets of the Company pursuant to a Security Agreement and an Intellectual Property Security Agreement (collectively, “Security Agreement”) entered into by the Company in favor of the Lenders on or about April 15, 2011, which security interest is shared equally by GBL and Gemini; and

WHEREAS, the Company desires to enter into certain additional secured financial transactions with the Lenders, and the Lenders desire to enter into such transactions with the Company, as more specifically described herein;

NOW, THEREFORE, for and in consideration of the mutual premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Loans.

(a) Loan Amount.  Subject to the terms and conditions of this Agreement, the Security Agreement and the Notes (as defined below), the Lenders may make loans (the “Loans”) to the Company, from time to time during the period from the date of this Agreement until June 30, 2012 (the “Drawdown Period”), in an aggregate principal amount at any one time outstanding not to exceed $300,000.  Each Lender shall advance 50% of the aggregate amount of Loans made to the Company hereunder, such that each Lender’s Loans hereunder shall not exceed $150,000 in principal amount.

(b) Advances.  Promptly following execution hereof, the Lenders shall advance in the aggregate $150,000 of Loans pursuant to this Agreement (i.e., $75,000 per Lender).  Thereafter, at any time and from time to time during the Drawdown Period, the Company may request by written notice to the Lenders that additional Loan amounts be advanced hereunder (each a “Drawdown Request”), provided that (i) each Drawdown Request shall be for at least $20,000 and no more than $100,000 in the aggregate (i.e., between $10,000 and $50,000 per Lender), (ii) no Drawdown Request shall be given less than 15 days following the date hereof nor less than 15 following any immediately preceding Drawdown Request, (iii) each Drawdown Request shall be delivered to each party (which may be by email) simultaneously and specify the aggregate Loan amount requested under such Drawdown Request, the Loan amount requested for each Lender under such Drawdown Request, and the date on which the Company desires such Loan amount to be advanced (“Drawdown Date”), and (iv) no Loans may be advanced pursuant to a Drawdown Request unless both Lenders approve in writing the requested Loan amount and the Drawdown Date, it being understood that either Lender may deny such Drawdown Request in its sole discretion for any reason or no reason. So long as the Company is not in default under this Agreement, the Security Agreement or the Notes, the Lenders shall advance the Loan amount requested under each Drawdown Request and approved by both Lenders within three (3) business days following the applicable Drawdown Date.

(c) Use of Proceeds.  The Company shall use the proceeds of all Loans solely for lawful general business purposes which are included within the budgets furnished to the Lenders, provided that the Company shall not furnish any material non-public information concerning the Company to Gemini.

(d) Security.  The Loans and obligations under the Notes and this Agreement shall (i) constitute Obligations (as defined in the Security Agreement) under the Security Agreement and (ii) be secured by the Collateral (as defined in the Security Agreement).

(e) Maturity Date.  The Company shall promptly repay any and all Loans on or prior to July 16, 2012 (“Maturity Date”).

(f) Interest.  All Loans outstanding shall accrue interest daily at a rate equal to 12% per annum, or at such default rate as set forth under the Notes following an Event of Default (as defined in the Notes), and such interest shall be payable on the Maturity Date.

(g) Notes.  All Loans outstanding by each Lender shall be evidenced by a promissory note issued and delivered to such Lender in the form of Exhibit A attached hereto (each a “Note” and collectively the “Notes”).  The parties hereto agree that the Notes shall constitute Permitted Indebtedness under and as defined in the 2011 Notes, and the security interest securing the Company’s obligations under the Notes pursuant to the Security Agreement shall constitute Permitted Liens under and as defined in the 2011 Notes.

2. Equal Treatment; No Group.  The parties agree that the Company shall treat the Lenders equally with respect to the Notes.  In particular, all amounts advanced and repaid under the Notes shall be made in equal amounts and at the same times, the Lenders shall have the identical rights under the Notes, and the Company’s obligations to the Lenders under the Notes shall be the same.  The Lenders are not agents, affiliates or partners of each other, and nothing contained herein, and no action taken by any Lender pursuant hereto or under the Notes, constitutes or shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Lenders are in any way acting or agreeing to act jointly, in concert, or as a group with respect to any equity securities of the Company (including without limitation the decision to acquire, dispose of or vote any such securities).

3. Representations and Warranties of the Company.  In order to induce the Lenders to enter into this Agreement, the Company represents and warrants the following:

(a) Authority.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite right, power and authority to execute, deliver and perform this Agreement.

(b) Enforceability.  The execution, delivery and performance of this Agreement and the Notes by the Company have been duly authorized by all requisite corporate action.  Upon the execution and delivery of this Agreement by the Lenders, this Agreement and the Notes shall constitute the legal, valid and binding obligations of the Company, enforceable in accordance with their terms, except to the extent that its enforcement is limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity.

(c) No Violations; Consents. The execution, delivery and performance of this Agreement and the Notes by the Company do not and will not violate or conflict with any provision of the Company’s Certificate of Incorporation or Bylaws and do not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default, cause the acceleration of performance, or require any consent under, or result in the creation of any lien, charge or encumbrance upon any property or assets of the Company pursuant to, any material instrument or agreement to which the Company is a party or by which the Company or its properties may be bound or affected.  The execution, delivery and performance by the Company of this Agreement and the issuance of the Notes require no consent of, action by or in respect of, or filing with, any person, governmental body, agency, or official.

4. Representations and Warranties of the Lender.  In order to induce the Company to enter into this Agreement, each Lender, severally for itself only, represents and warrants the following:

(a) Authority.  Such Lender is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite right, power and authority to execute, deliver and perform this Agreement.

(b) Enforceability.  This Agreement has been duly executed and delivered by such Lender, and, upon its execution by the Company, shall constitute the legal, valid and binding obligation of such Lender, enforceable in accordance with its terms, except to the extent that its enforcement is limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity.

(c) No Violations. The execution, delivery and performance of this Agreement by such Lender do not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default, cause the acceleration of performance, or require any consent under, or result in the creation of any lien, charge or encumbrance upon any property or assets of such Lender pursuant to, any material instrument or agreement to which such Lender is a party or by which such Lender or its properties may be bound or affected, and, do not or will not violate or conflict with any provision of the articles of incorporation or bylaws,  partnership agreement, operating agreement, trust agreement or similar organizational or governing document of such Lender, as applicable.

5. Expenses.  The Company shall pay $1,500 as and for Gemini’s legal fees incurred in connection with the preparation of the documentation and consummation of the transactions contemplated hereby, which amount shall be deducted by Gemini from the amount being advanced as Loans hereunder.

6. Entire Agreement; No Oral Modification.  This Agreement, together with the Notes and Security Agreement, contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings with respect thereto and may not be amended or modified except in a writing signed by all parties hereto.

7. Binding Effect; Benefits.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors and assigns; however, nothing in this Agreement, expressed or implied, is intended to confer on any other person other than the parties hereto, or their respective heirs, successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

8. No Usury.  To the fullest extent permitted by law, the Company agrees not to insist upon or plead or in any manner whatsoever claim, and shall resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, in force at the time of execution of this Agreement or hereafter, in connection with any action that may be brought by either Lender in order to enforce any right or remedy under this Agreement or the Notes. Notwithstanding any provision to the contrary contained herein or the Notes, it is expressly agreed and provided that the total liability of the Company under the Notes for payments in the nature of interest shall not exceed the maximum lawful interest rate authorized under applicable law.  If the effective interest rate otherwise applicable under this Agreement or the Notes exceeds such maximum lawful interest rate, then such applicable interest rate shall be reduced so as not to exceed such maximum lawful interest rate.

9.  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

10. Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the United States of America and the State of New York, both substantive and remedial.  Exclusive venue and jurisdiction for any action arising hereunder shall lie in the court of competent jurisdiction located in New York, New York, and the parties specifically agree to submit to such jurisdiction and waive any objections to such venue.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

LENDERS:

GREEN BALLAST LLC, a Tennessee limited liability company

By:	/s/ Mary F. Sharp
Name:	Mary F. Sharp
Title:	President

GEMINI MASTER FUND, LTD. By: GEMINI STRATEGIES, LLC, as investment manager

By:	/s/ Steven Winters
Name:	Steven Winters
Title:	Managing Member

COMPANY:

GREEN BALLAST, INC., a Delaware corporation

By:	/s/ Kevin Adams
Name:	Kevin Adams
Title:	Chief Executive Officer

EXHIBIT A

Form of Note